Exhibit 4.6

SECOND AMENDMENT TO

OCUPHIRE PHARMA, INC.

2021 INDUCEMENT PLAN

WHEREAS, Ocuphire Pharma, Inc. (the “Company”) has heretofore adopted the Ocuphire Pharma, Inc. 2021 Inducement Plan, as amended (the “Plan”); and

WHEREAS, the Company wishes to amend the Plan to increase the number of shares of common stock of the Company, par value $0.0001 per share, available for issuance under the Plan;

NOW, THEREFORE, the Plan shall be amended, effective as the date hereof, as follows:

1.  The first sentence of Section 3(a) is deleted and replaced with the following:

Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 2,625,258 shares (the “Share Reserve”).

2.  Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company, acting pursuant to authority granted to the officer by the Board of Directors of the Company, has executed this instrument on this 20th day of October, 2024.

OCUPHIRE PHARMA, INC.

By:	/s/ Dr. George Magrath
Name:	Dr. George Magrath
Title:	Chief Executive Officer